NINTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS NINTH AMENDMENT, effective as of August 1, 2016, to the Custody Agreement, originally made ·and entered into as of January 4, 2013, as amended May 16, 2013 July 24, 2013, October 5, 2013, October 29, 2013, April 10, 2014, November 18, 2014, February 17, 2015 and October 28, 2015 (the "Agreement''), is entered into by and between ADVISORS PREFERRED TRUST, a Delaware statutory trust, (the "Trust") and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Ninth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVSIORS PREFERRED TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Catherine Ayers-Rigsby	By: /s/ Michael R. McVoy

Printed Name: Catherine Ayers-Rigsby	Printed Name: Michael R. McVoy

Title: President	Title: Senior Vice President